EXHIBIT 99.2

[WLN LETTERHEAD]

November 21, 2003

Dear Shareholder:

The Board of Directors of Rayonier Inc. has approved a plan for the Company to convert to a Real Estate Investment Trust (REIT) effective January 1, 2004, in order to capture certain tax benefits available to companies that harvest timber. In order to do so, tax code regulations require that we remit to shareholders our undistributed taxable earnings and profits through year-end 2003.

As detailed in the enclosed Prospectus Supplement, we have declared a special taxable dividend of 0.187 share of Rayonier common stock for each share held on November 14, 2003 in order to satisfy the earnings and profits distribution requirement. Note that while we are allowing shareholders to elect to receive all or a portion of the special dividend in cash in lieu of stock, we will limit the aggregate amount of cash to be distributed by the Company to no more than 20 percent of the value of the special dividend. Therefore, cash may be distributed on a pro rated basis as explained in the Prospectus Supplement.

We encourage you to read the enclosed materials carefully and to complete and return the enclosed Election Form to our Transfer Agent, The Bank of New York, either by facsimile or in the enclosed postage-paid envelope, so that we receive the Election Form no later than 5:00 PM, Eastern Standard Time, on December 11, 2003.

If the Transfer Agent does not receive your Election Form on time, or if you fail to make an election with respect to some or all of your shares, you will be deemed to have made no election on those shares and you will receive the special dividend in Rayonier common shares (and cash in lieu of any fractional share).

If you have any questions regarding the enclosed materials, or about making your election, please contact our Information Agent, Georgeson Shareholder Communications Inc., toll-free at (888) 679-2903.

Thank you for your continued support of our company.

Sincerely,

W. L. Nutter
Chairman, President and Chief Executive Officer